    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1999.

                                                      REGISTRATION NO. 333-59371
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          THE MIIX GROUP, INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               6719                              22-3586492
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                               TWO PRINCESS ROAD
                        LAWRENCEVILLE, NEW JERSEY 08648
                                 (609) 896-2404
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                DANIEL GOLDBERG
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          THE MIIX GROUP, INCORPORATED
                               TWO PRINCESS ROAD
                            LAWRENCEVILLE, NJ 08648
                           (609) 896-2404, EXT. 1274
 (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:

                JAMES J. MARINO, ESQ.                                 ALLAN G. SPERLING, ESQ.
             CHRISTOPHER G. KARRAS, ESQ.                         CLEARY, GOTTLIEB, STEEN & HAMILTON
                DECHERT PRICE & RHOADS                                   ONE LIBERTY PLAZA
                   997 LENOX DRIVE                                       NEW YORK, NY 10006
                BUILDING #3, SUITE 210                                     (212) 225-2260
               LAWRENCEVILLE, NJ 08648
                    (609) 620-3200

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the conditions to the consummation of the reorganization of the Registrant are satisfied.

                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-59371

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

     The following exhibits are filed herewith unless otherwise indicated:

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
    2.1    Plan of Reorganization of Medical Inter-Insurance
           Exchange.(1)
    2.2    Stock Purchase Agreement between The Medical Society of New
           Jersey and the MIIX Group, Incorporated (incorporated by
           reference to Exhibit 2.1).
    2.3    Amendment No. 1 to Stock Purchase Agreement between The
           Medical Society of New Jersey and the MIIX Group,
           Incorporated, dated as of September 20, 1998.(1)
    2.4    Amendment No. 2 to Stock Purchase Agreement between The
           Medical Society of New Jersey and The MIIX Group,
           Incorporated, dated as of December 21, 1998.(1)
    2.5    Resolution of the Medical Inter-Insurance Exchange of New
           Jersey Board of Governors amending the Plan of
           Reorganization.(1)
    3.1    Restated Certificate of Incorporation of the MIIX Group,
           Incorporated.(1)
    3.2    Bylaws of The MIIX Group, Incorporated.(1)
    5.1    Opinion of Dechert Price & Rhoads.(1)
    8.1    Tax Opinion of PricewaterhouseCoopers LLP.(1)
   10.1    Lease Between the Medical Society of New Jersey and New
           Jersey State Medical Underwriters, Inc. dated June 29,
           1981.(1)
   10.2    Extension of Lease between the Medical Society of New Jersey and New Jersey State Medical Underwriters, dated June 26,
           1998.(1)
   10.3    Lease Between Princeton Pike Corporate Center Associates IV
           and Physician Healthcare Plan of New Jersey Inc. dated May
           24, 1991 and assigned to New Jersey State Medical
           Underwriters, Inc. on February 11, 1997.(1)
   10.4    Specific Excess Reinsurance Contract, effective January 1,
           1997, among Medical Inter-Insurance Exchange of New Jersey and Swiss Reinsurance Company; Hannover Ruckversicherungs;
           Underwriters Reinsurance Company; Kemper Reinsurance
           Company; and London Life and Casualty Reinsurance
           Corporation.(1)
   10.5    Specific Excess Reinsurance Contract, effective January 1,
           1997, between Medical Inter-Insurance Exchange of New Jersey and American Re-Insurance Company.(1)
   10.6    Combined Quota Share, Aggregate and Specific Excess of Loss
           Reinsurance Treaty, effective November 1, 1996, among
           Medical Inter-Insurance Exchange of New Jersey and Hannover
           Reinsurance (Ireland) Ltd.; E&S Reinsurance (Ireland) Ltd.;
           Underwriters Reinsurance Company (Barbados) Inc.; London
           Life and Reinsurance Corporation; and Lawrenceville Re,
           Ltd.(1)
   10.7    Specific Excess Reinsurance Contract, effective January 1,
           1996 and terminated December 31, 1996, among Medical
           Inter-Insurance Exchange of New Jersey and Swiss Reinsurance
           Company; Hannover Ruckversicherungs; Underwriters
           Reinsurance Company; American Re-Insurance Company; Kemper
           Reinsurance Company; and London Life and Casualty
           Reinsurance Corporation.(1)

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
   10.8    Combined Aggregate and Casualty Catastrophe Excess of Loss
           Reinsurance Treaty, effective January 1, 1996 among Medical
           Inter-Insurance Exchange of New Jersey and Hannover
           Reinsurance (Ireland) Ltd.; Eisen und Stahl Reinsurance
           (Ireland) Ltd.; London Life and Casualty Reinsurance
           Corporation; and Scandinavian Reinsurance Company, Ltd.; and
           Lawrenceville Re, Ltd.(1)
   10.9    Specific Excess Reinsurance Contract, effective January 1,
           1995 and terminated December 31, 1995 among Medical
           Inter-Insurance Exchange of New Jersey and Swiss Reinsurance
           Company; Hannover Ruckversicherungs; Underwriters
           Reinsurance Company; and PMA Reinsurance Corporation.(1)
  10.10    Combined Aggregate and Casualty Catastrophe Excess of Loss
           Reinsurance Treaty, effective January 1, 1995 among Medical
           Inter-Insurance Exchange of New Jersey and Hanover
           Reinsurance (Ireland) Ltd.; Eisen und Stahl Reinsurance
           (Ireland) Ltd.; London Life and Casualty Reinsurance
           Corporation; and Scandinavian Reinsurance Company Ltd.(1)
  10.11    Combined Aggregate and Casualty Catastrophe Excess of Loss
           Reinsurance Treaty, effective January 1, 1994 among Medical
           Inter-Insurance Exchange of New Jersey and Scandinavian
           Reinsurance Company Ltd.; Hannover Reinsurance (Ireland)
           Ltd.; and Eisen und Stahl Reinsurance (Ireland) Ltd.(1)
  10.12    Combined Aggregate and Casualty Catastrophe Excess of Loss
           Reinsurance Treaty, effective January 1, 1993 among Medical
           Inter-Insurance Exchange of New Jersey and Scandinavian
           Reinsurance Company Ltd.; Hannover Reinsurance (Ireland)
           Ltd.; and Eisen und Stahl Reinsurance (Ireland) Ltd.(1)
  10.13    Combined Aggregate and Casualty Catastrophe Excess of Loss
           Reinsurance Treaty, effective December 15, 1992 among
           Medical Inter-Insurance Exchange of New Jersey and Hannover
           Reinsurance (Ireland) Ltd.; and Eisen und Stahl Reinsurance
           (Ireland) Ltd.(1)
  10.14    1998 Long Term Incentive Equity Plan of The MIIX Group,
           Incorporated.(1)
  10.15    Employment Agreement among The MIIX Group, Incorporated, New
           Jersey State Medical Underwriters, Inc. and Daniel Goldberg.
  10.16    Employment Agreement among The MIIX Group, Incorporated, New
           Jersey State Medical Underwriters, Inc. and Kenneth Koreyva.
  10.17    Employment Agreement among The MIIX Group, Incorporated, New
           Jersey State Medical Underwriters, Inc. and Joseph Hudson.
  10.18    Employment Agreement between New Jersey State Medical
           Underwriters, Inc. and Lisa Kramer.(1)
  10.19    Employment Agreement between New Jersey State Medical
           Underwriters, Inc. and Ronald Wade.(1)
  10.20    Form of Stock Purchase and Loan Agreement between The MIIX
           Group, Incorporated and Daniel Goldberg.
  10.21    Form of Stock Purchase and Loan Agreement between The MIIX
           Group, Incorporated and Kenneth Koreyva.
  10.22    Form of Stock Purchase and Loan Agreement between The MIIX
           Group, Incorporated and Joseph Hudson.
  10.23    Restricted Split-Dollar Life Insurance Agreement between
           Daniel Goldberg and Medical Underwriters, Inc. dated
           September 12, 1996.(1)
  10.24    Split-Dollar Life Insurance Agreement dated November 3, 1995 between Daniel Goldberg and Medical Underwriters, Inc.(1)

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  10.25    Split-Dollar Life Insurance Agreement dated June 8, 1995
           between Medical Underwriters, Inc. and Joseph Hudson.(1)
  10.26    Split-Dollar Life Insurance Agreement dated December 27,
           1991 between Medical Inter-Insurance Exchange, Inc. and
           Kenneth Koreyva.(1)
  10.27    Split-Dollar Life Insurance Agreement dated December 27,
           1991 between Medical Underwriters, Inc. and Lisa Kramer.(1)
   15.1    Letter of Independent Auditor regarding Unaudited Interim
           Financial Information.(1)
   21.1    Subsidiaries of The MIIX Group, Incorporated.(1)
   23.1    Consent of Dechert Price & Rhoads (included in Exhibit 5.1).
   23.2    Consent of Ernst & Young LLP.(1)
   23.3    Consent of PricewaterhouseCoopers LLP (included in Exhibit
           8.1).
   24.1    Powers of Attorney.(1)
   27.1    Financial Data Schedules.(1)
   99.1    Consent of Salomon Smith Barney Inc.(1)
   99.2    Form of Proxy Cards.(1)
   99.3    Form of Share Allocation Cards.(1)
   99.4    Miscellaneous communications materials.(1)

---------------
(1) Previously filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrenceville and State of New Jersey on March 10, 1999.

                                          By:      /s/ DANIEL GOLDBERG
                                             -----------------------------------
                                                      Daniel Goldberg
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      NAME                                       TITLE                       DATE
                      ----                                       -----                       ----

              /s/ DANIEL GOLDBERG                 President, Chief Executive Officer    March 10, 1999
------------------------------------------------    and Director (principal executive
                Daniel Goldberg                     officer)

              /s/ KENNETH KOREYVA                 Executive Vice President and Chief    March 10, 1999
------------------------------------------------    Financial Officer (principal
                Kenneth Koreyva                     financial accounting officer)

                       *                          Director                              March 10, 1999
------------------------------------------------
              Angelo S. Agro, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
           Hillel M. Ben-Asher, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
             Harry M. Carnes, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
             Palma E. Formica, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
              John S. Garra, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
               Paul Hirsch, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
             Louis L. Keeler, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
              Henry R. Liss, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
            Arganey Lucas, Jr., M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
             S. Stuart Mally, M.D.

                      NAME                                       TITLE                       DATE
                      ----                                       -----                       ----
                       *                          Director                              March 10, 1999
------------------------------------------------
            Vincent A. Maressa, Esq.

                       *                          Director                              March 10, 1999
------------------------------------------------
             Murray N. Matez, D.O.

                       *                          Director                              March 10, 1999
------------------------------------------------
             Robert S. Maurer, D.O.

                       *                          Director                              March 10, 1999
------------------------------------------------
            A. Richard Miskoff, D.O.

                       *                          Director                              March 10, 1999
------------------------------------------------
            Charles J. Moloney, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
          Eileen Marie Moynihan, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
             John J. Pastore, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
            Pascal A. Pironti, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
             Joseph A. Riggs, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
              Bernard Robins, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
            Herman M. Robinson, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
           Gabriel F. Sciallis, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
             Martin L. Sorger, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
            Bessie M. Sullivan, M.D.

                       *                          Director                              March 10, 1999
------------------------------------------------
             Harvey P. Yeager, M.D.

            *By: /s/ DANIEL GOLDBERG
  -------------------------------------------
                Daniel Goldberg
                Attorney-in-Fact